Yellowstone Management Group
750 Ocean Royale Way, Suite 1002
Juno Beach, FL 33408

W. A. Strachan	Telephone:	561-307-1677
President	Fax:	561-626-5131

RE:     Engagement Letter

This agreement made this 29th day of June, 2006 by and between Yellowstone Management Group, Inc. and Fermata Capital (“Yellowstone”), their assignees or any related entities, having an address at 750 Ocean Royale Way, Suite 1002, Juno Beach, FL 33408 and Intuitive System Solutions, Inc. (“Company”) having an address at 2053 Pabco Road, Henderson, Nevada 89011 (“Company”) or any related entities, its officers or its affiliates, to assist the company as its representative to secure equity and to take the company public through and I.P.O.

Term:	This agreement shall become effective upon execution hereof by both parties and shall be for a term of one (1) year. This agreement may be extended upon mutual consent, in writing by both parties.

Performance of Services:	Under the agreement, Yellowstone will consult with the Company and use its best efforts to attempt to consummate satisfactory equity, debt, and funding of an I.P.O.

Compensation:

At Closing of any equity, or an I.P.O., the Company will pay Yellowstone a success fee of ten percent (10%) of the total amount of equity raised. The Company agrees that fees due are to be deducted from proceeds at Closing. In addition, Yellowstone will be granted stock in the parent company and/or all existing subsidiary companies equal to six percent (6%) of the company shares. The Stock issued to Yellowstone will be issued at a rate of 1.2 percent per Million in U.S. Dollars sold.

Disclosure, Confidentiality And Use of Information:

The Company agrees to provide Yellowstone, among other things, all reasonable information requested or required by Yellowstone or a potential lender, or equity provider, including an I.P.O. provider and not limited to, information concerning historical and projected financial results and possible and known litigious, environmental and other contingent liabilities. The Company will promptly advise Yellowstone of any material changes in its business or finances during the term of this Agreement The Company represents that all information made available to Yellowstone by the Company will be complete and correct in all material aspects and will not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under such statements are made. In rendering its services hereunder, Yellowstone will be using and relying primarily on such information without independent verification thereof or independent appraisal of any of the Company’s assets. Yellowstone does not assume responsibility for the accuracy or completeness of the information.

Expenses:	ISS Inc. will pay Yellowstone Eight Hundred and No/100 Dollars ($800.00) per month until the I.P.O. is completed for all expenses it incurs.

Governing Laws and Jurisdictions:	This agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contract made and to be performed solely in such State.

Arbitration:

Any controversy or claim arising out of or relating to this Agreement or any breach thereof, including, without limitation any claim that this Agreement, or any portion thereof, is invalid, illegal or otherwise voidable, shall be submitted to arbitration before and in accordance with the rules of the American Arbitration Association and Judgment upon award may be entered in any court having jurisdiction thereof. The status or arbitration proceedings shall be West Palm Beach, Florida.

Authority to Bind:	Each person executing this Agreement warrants that he or she has full and legal authority to execute this Agreement for and on behalf of the respective companies and to bind such companies.

Attorney’s Fees:

On all issues, matters, and disputes arising out of this Agreement of the performance of any service required hereunder which results in arbitration, litigation, or other dispute resolution proceedings, the prevailing party shall be entitled to an award of its attorney’s fees, whether expended at arbitration or in an appellate proceeding.

Entire Agreement:

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of it provisions be waived except by written agreement signed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company.

Non-Disclosure and Non-Circumvention Agreement

1.          This is to certify that each of the undersigned, separately and individually, hereby agree that they and their affiliates, subsidiaries, divisions, employees, agents and consultants will not make any contact with, deal with or otherwise consummate any transaction with any company or person introduced or disclosed to them by Geigad Enterprises Inc., Yellowstone Management Group, Inc. and Fermata Capital (the Group) without prior consent unless the Abercrombie and Kent Group of companies (AKG) has been in contact with such company or person prior to the date of this Agreement.

2.          The undersigned hereby agree to keep completely confidential the names of any company or persons introduced by the Group to the undersigned unless AKG or AKG’s parent Intrawest is required to disclose same by law pursuant to order of a court of competent jurisdiction. Such identity shall remain confidential during the duration of this Agreement and shall include any telephone numbers, addresses, telex numbers, etc. Such information is considered the property of the Group.

3.          ISS Inc. shall not directly nor indirectly disclose any of the confidential material revealed to them by the Group to any other financial institution or broker, except to the extent required or AKG’s parent is required by law, Federal, State or Local Government officials.

4.          The covenants contained in this Agreement shall be binding on the undersigned until the later of two years (2) from the date affixed below, the first funding, or the date on which such confidential information becomes publicly known and shall apply to any and all transactions entertained by the undersigned during such time period.

5.          Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be determined under the Rules of Arbitration of the American Arbitration Association.

6.          Any fees, commissions and other forms of compensation payable and due between the undersigned and the Group for services rendered, will be paid at each funding of a transaction and will be agreed to in writing on an individual transaction basis.

7.          This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and venue of any dispute shall be West Palm Beach, Florida.

Accepted and Agreed

ISS INC.	YELLOWSTONE MANAGEMENT GROUP, INC.

By:	By:

Date: 6/29/06	Date: 7/08/06

Witness:	Witness:

This 29th day of June M Henderson, NV

INTUITIVE SYSTEMS SOLUTIONS, INC.

By:

Jody R. Hanley, President

Witness:	This 29th day of June M Henderson, NV

Date: 6/29/06

YELLOWSTONE MANAGEMENT GROUP, INC.

By:

William A. Strachan, President

Witness:

Date: 7/02/06